EXHIBIT 23
INFINITY PROPERTY AND CASUALTY CORPORATION
EXHIBIT 23 – CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of our reports dated February 27, 2014, with respect to the consolidated financial statements and schedules of Infinity Property and Casualty Corporation and subsidiaries and the effectiveness of internal control over financial reporting of Infinity Property and Casualty Corporation and subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2013:

Form	Registration Number	Description
S-8	333-109445	2002 Stock Option Plan
S-8	333-117711	Employee Stock Purchase Plan
S-3	333-189169	Shelf Registration Statement of Debt and Equity Securities
S-8	333-189173	Amended and Restated 2013 Stock Incentive Plan

Birmingham, Alabama
February 27, 2014	/S/ ERNST & YOUNG LLP